Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
April 15, 2021

Farmers and Merchants Bancshares, Inc.	Contact: Mr. James R. Bosley, Jr.
4510 Lower Beckleysville Rd, Suite H	President
Hampstead, Maryland 21074	(410) 374-1510, ext.104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS RECORD EARNINGS OF $2,029,575 OR $0.67 PER SHARE FOR THE THREE MONTHS ENDED MARCH 31, 2021

HAMPSTEAD, MARYLAND (April 15, 2021) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent of Farmers and Merchants Bank (the “Bank”), announced that net income for the three months ended March 31, 2021 was $2,029,575, or $0.67 per common share, both all-time quarterly records, compared to $843,307, or $0.28 per common share, for the same period in 2020. The primary driver of the significant increase in net income was the acquisition of Carroll Bancorp, Inc. and its subsidiary, Carroll Community Bank (collectively, “Carroll”), that was completed in the fourth quarter of 2020. Also, income from Paycheck Protection Program (“PPP”) loans added approximately $369,000 to net income.

The Company incurred significant one-time costs during 2020 in connection with the Company’s acquisition of Carroll. The table below provides a comparison of the Company’s results for the first quarter of 2021 versus the same period of the prior year with and without $179,824 of acquisition costs incurred during the first quarter of 2020.

	Three Months Ended
	March 31, 2021	March 31, 2020
			Excluding
	As Reported	As Reported	Acquisition Costs

Income before taxes	$2,615,276	$996,223	$1,176,047
Income taxes	585,701	152,916	202,399
Net income	$2,029,575	$843,307	$973,648
Earnings per share	$0.67	$0.28	$0.33
Return on average assets	1.19%	0.75%	0.87%
Return on average equity	15.37%	6.72%	7.76%

Net interest income for the three months ended March 31, 2021 was $1,807,921 higher than for the same period in 2020 due to a $225.4 million increase in average interest earning assets to $655.4 million for the three months ended March 31, 2021 as compared to $430.0 million for the same period in 2020, offset by a decline in the taxable equivalent net yield on interest earning assets to 3.43% for the three months ended March 31, 2021 from 3.54% for the three months ended March 31, 2020. The net yield declined because the yield on loans and investments decreased 50 basis points to 3.92% for the three months ended March 31, 2021 from 4.42% for the same period in 2020 as a result of the Federal Reserve rate cuts in March 2020. Our cost of deposits and borrowings decreased 50 basis points to 0.63% for the three months ended March 31, 2021 from 1.13% for the three months ended March 31, 2020. The provision for loan losses totaled $120,000 for the three months ended March 31, 2021, compared to $125,000 for the same period in 2020.

Noninterest income increased by $254,943 for the three months ended March 31, 2021 when compared to the same period in 2020 primarily as a result of a $194,010 increase in mortgage banking income, a $28,107 increase in bank owned life insurance revenue, and a $37,613 gain on sale of Carroll’s Westminster, Maryland branch office. Noninterest expense was $448,811 higher in the three months ended March 31, 2021 when compared to the same period in 2020 due primarily to additional personnel, locations and customers added with the acquisition of Carroll. Salaries and benefits increased $297,203, other expenses increased $228,138 and occupancy, furniture and equipment costs increased $103,294. The aforementioned acquisition costs decreased $179,824. Income taxes increased by $432,785 during the three months ended March 31, 2021 when compared to the same period in 2020 due to higher income before taxes.

Total assets increased to $696 million at March 31, 2021 from $677 million at December 31, 2020. Loans decreased slightly to $519 million at March 31, 2021 from $522 million at December 31, 2020. Investment in debt securities increased to $97 million at March 31, 2021 from $78 million at December 31, 2020. Deposits increased to $603 million at March 31, 2021 from $573 million at December 31, 2020. The book value of the Company’s common stock was $17.64 per share at March 31, 2021, compared to $17.18 per share at December 31, 2020.

The COVID-19 pandemic appears to be winding down with immunizations occurring at a rapid pace. The Company has provided relief to our borrowers, as needed, including temporary deferral of payments. At the start of the pandemic in 2020, the Company modified loans totalling $109.2 million, or 30% of its loan portfolio. At March 31, 2021, $15.9 million, or 3% of the loan portfolio, have COVID-19 modifications. In addition, the Company has originated $59 million of PPP loans to customers, $38 million in 2020 and $21 million in 2021. The Company increased its loan loss reserve significantly in 2020 due to the pandemic, but has yet to incur any actual losses.

James R. Bosley, Jr., President and CEO, commented “We are pleased that the Carroll acquisition is contributing significantly to net income, as planned, and along with income from PPP loans resulted in the best quarter in our 100+ year history. We will continue to provide for the health and safety of our employees and customers until the pandemic is safely over.”

About the Company

The Company is a financial holding company and the parent of the Bank. The Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, and Route 26 corridors. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, and Eldersburg. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 31,	December 31,
	2021	2020
	(Unaudited)
Assets

Cash and due from banks	$41,378,357	$39,898,557
Federal funds sold and other interest-bearing deposits	535,535	1,077,113
Cash and cash equivalents	41,913,892	40,975,670
Certificates of deposit in other banks	350,000	850,000
Securities available for sale	74,849,166	54,477,286
Securities held to maturity	21,945,447	23,078,519
Equity security at fair value	545,713	552,566
Restricted stock, at cost	675,400	900,500
Mortgage loans held for sale	1,682,700	1,673,350
Loans, less allowance for loan losses of $3,423,088 and $3,296,538	519,239,304	521,690,514
Premises and equipment	6,343,681	7,736,556
Accrued interest receivable	1,883,128	2,057,491
Deferred income taxes	1,464,784	1,219,668
Other real estate owned	1,411,605	1,411,605
Bank owned life insurance	15,067,461	11,297,342
Goodwill and other intangibles	7,057,326	7,059,408
Other assets	1,952,747	2,336,607
	$696,382,354	$677,317,082

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$121,925,868	$103,155,113
Interest-bearing	481,315,407	470,246,434
Total deposits	603,241,275	573,401,547
Securities sold under repurchase agreements	12,648,269	24,753,972
Federal Home Loan Bank of Atlanta advances	5,000,000	5,000,000
Long-term debt	16,974,687	16,973,280
Accrued interest payable	357,961	409,622
Other liabilities	5,046,750	5,049,178
	643,268,942	625,587,599
Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 3,011,255 shares in 2021 and 2020	30,113	30,113
Additional paid-in capital	28,294,139	28,294,139
Retained earnings	24,728,529	22,698,954
Accumulated other comprehensive income	60,631	706,277
	53,113,412	51,729,483
	$696,382,354	$677,317,082

The accompanying notes are an integral part of these consolidated financial statements.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,
	2021	2020

Interest income
Loans, including fees	$5,984,657	$4,322,654
Investment securities - taxable	211,224	210,506
Investment securities - tax exempt	160,574	144,084
Federal funds sold and other interest earning assets	14,137	32,792
Total interest income	6,370,592	4,710,036

Interest expense
Deposits	595,520	906,199
Securities sold under repurchase agreements	13,511	38,194
Federal Home Loan Bank advances and other borrowings	188,106	109
Total interest expense	797,137	944,502
Net interest income	5,573,455	3,765,534

Provision for loan losses	120,000	125,000

Net interest income after provision for loan losses	5,453,455	3,640,534

Noninterest income
Service charges on deposit accounts	159,191	158,555
Mortgage banking income	256,267	62,257
Bank owned life insurance income	70,119	42,012
Unrealized gain (loss) on equity security	(100)	8,510
Gain on sale of former branch office	37,613	-
Other fees and commissions	33,855	30,668
Total noninterest income	556,945	302,002

Noninterest expense
Salaries	1,626,338	1,354,919
Employee benefits	472,888	447,104
Occupancy	250,212	183,152
Furniture and equipment	196,683	160,449
Acquisition	-	179,824
Other	849,003	620,865
Total noninterest expense	3,395,124	2,946,313

Income before income taxes	2,615,276	996,223
Income taxes	585,701	152,916
Net income	$2,029,575	$843,307

Earnings per share - basic and diluted	$0.67	$0.28